Exhibit 11

                    Computer Horizons Corp. and Subsidiaries

                 EARNINGS PER COMMON AND COMMON SHARE EQUIVALENT

                             Year ended December 31,

                                            1993          1994           1995
                                         -----------   -----------   -----------
Primary
   Average shares outstanding ........    14,607,000    13,322,000    14,572,000
   Stock options .....................       387,000       936,000     1,004,000
                                         -----------   -----------   -----------

   Primary weighted average
   number of common and
   common equivalent shares
   outstanding .......................    14,994,000    14,258,000    15,576,000
                                         ===========   ===========   ===========

Fully diluted
   Average shares outstanding ........    14,607,000    13,322,000    14,572,000
   Stock options .....................       889,000       979,000     1,085,000
                                         -----------   -----------   -----------

   Fully diluted weighted average
   number of common and
   common equivalent shares
   outstanding .......................    15,496,000    14,301,000    15,657,000
                                         ===========   ===========   ===========


Net income ...........................   $ 3,704,000   $ 5,686,000   $ 9,907,000
                                         ===========   ===========   ===========

Earnings per share
   Primary ...........................   $       .25   $       .40   $       .64
                                         ===========   ===========   ===========

   Fully diluted .....................   $       .24   $       .40   $       .63
                                         ===========   ===========   ===========